Exhibit (h)(4)

AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment is entered into as of August 12, 2021 (the “Amendment”), by and between Brandes Investment Trust, a statutory trust organized under the laws of the state of Delaware, having its principal office and place of business at 11988 El Camino Real, San Diego, CA 92130 (the “Trust”), on behalf of each of its series listed on Schedule A hereto, as amended from time to time, and The Northern Trust Company, an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603 (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent are party to an Transfer Agency and Service Agreement, dated as of February 1, 2020 ( the “Transfer Agency Agreement”), wherein the Transfer Agent agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Transfer Agency Agreement, effective as of the date hereof, the Trust and the Transfer Agent wish to make certain amendments to the Transfer Agency Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Transfer Agency Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.       AMENDMENT. Schedule A to the Transfer Agency Agreement is hereby amended as of the date hereof by replacing such schedule with the Schedule A attached hereto.

3.       GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4.       MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.       EFFECT OF AMENDMENT. All other terms and conditions set forth in the Transfer Agency Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Transfer Agency Agreement in the Transfer Agency Agreement and all schedules thereto shall mean and be a reference to the Transfer Agency Agreement as amended by this Amendment.

[Signature Pages Follow]

Exhibit (h)(4)

IN WITNESS WHEREOF, each of the Trust and the Transfer Agent has caused this Amendment to be signed and delivered by its duly authorized representative.

BRANDES INVESTMENT TRUST

By: /s/ Jeff A. Busby
Name: Jeffrey A. Busby
Title: President

THE NORTHERN TRUST COMPANY

By: /s/ Chad Hecht
Name: Chad Hecht
Title: Vice President

Exhibit (h)(4)

SCHEDULE A

FUND LIST

Brandes International Equity Fund

Brandes Global Equity Fund

Brandes International Small Cap Equity Fund

Brandes Emerging Markets Value Fund

Brandes Small Cap Value Fund

Brandes Core Plus Fixed Income Fund

Separately Managed Account Reserve Trust

Brandes U.S. Value Fund